UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

LEIDOS HOLDINGS, INC.

LEIDOS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33072 000-12771	20-3562868 95-3630868
(State or other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

11951 Freedom Drive, Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (571) 526-6000

N/A

(Former names or former addresses if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 1, 2014, Leidos Holdings, Inc. and Leidos, Inc. (collectively, the “Company” or “Leidos”) announced that the board of directors has appointed Roger A. Krone as chief executive officer (“CEO”) and a director of the Company, both effective as of the date he commences employment with the Company, currently scheduled to be July 14, 2014. Mr. Krone, age 57, will succeed John P. Jumper, as CEO. Mr. Jumper will remain chair of the board until a new chair is selected by the board. His current term on the board expires in June 2015. The press release announcing Mr. Krone’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Prior to his appointment as our CEO, Mr. Krone served as president of Network and Space Systems for The Boeing Company (“Boeing”) since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics, including vice president and general manager of Boeing’s Army Systems division, vice president of strategic programs at Boeing, vice president and treasurer of McDonnell Douglas and positions in program management, engineering and finance at General Dynamics. Mr. Krone earned a bachelor’s degree in aerospace engineering from Georgia Institute of Technology, a master’s degree in aerospace engineering from the University of Texas at Arlington and a master of business administration from Harvard Graduate School of Business.

Pursuant to an employment agreement entered into on June 30, 2014, Mr. Krone will earn an annual base salary of $950,000 and will be eligible to participate in the Company’s incentive compensation program, which includes cash incentive awards and equity awards. Promptly following the commencement of his employment, Mr. Krone will receive equity awards with a total initial value of approximately $2.2 million, of which approximately 55% are expected to be in the form of performance share awards, 27% in the form of restricted stock unit awards and 18% in the form of non-qualified options to purchase Leidos common stock.

Mr. Krone’s target annual cash incentive award will be $1.2 million, with the actual amount of the award based upon both corporate performance and the achievement of individual performance objectives for the applicable fiscal year. His bonus for the fiscal year ending January 30, 2015 will be pro-rated (at no less than the target level) based on the portion of the year in which Mr. Krone is employed by Leidos.

As an inducement to join Leidos, promptly following the commencement of his employment, Mr. Krone will also receive a cash award of $1.2 million and fully vested shares of Leidos common stock having a value of $1.8 million. These sign on awards are intended to provide partial offset for the value of pension benefits under a nonqualified defined benefit plan of Boeing that Mr. Krone will forfeit as a result of joining Leidos. These sign on awards are subject to recoupment for a period of three years in the event Mr. Krone’s employment is terminated by us for cause, by Mr. Krone without good reason (as defined in the employment agreement) or if Mr. Krone intentionally and materially violates certain confidentiality, non-compete and/or non-solicitation obligations.

Mr. Krone will also receive $50,000 in cash to cover legal fees incurred in the connection with the finalization of his employment agreement and related matters and will be eligible to participate in the company’s standard employee benefit programs, including medical, dental, life and disability insurance and participation in Leidos retirement plan.

If Mr. Krone’s employment is terminated by Leidos for reasons other than cause or by Mr. Krone for good reason, Mr. Krone would receive an amount equal to a maximum of two times the sum of his base salary and target bonus. Such payment amount will decline by 1/24 per month after the date Mr. Krone’s employment with Leidos begins but will in no event be less than one times the sum of his base salary and target bonus. Such payment will be subject to Mr. Krone’s agreement to release Leidos of any claims.

However, if such termination is within three months prior to a change in control or within 24 months after a change in control, Mr. Krone would receive an amount equal to a maximum of two and one half times the sum of his base salary and target bonus. In addition, Mr. Krone would be entitled to receive payment for certain benefits, outplacement services and vesting of all or a portion of his initial equity awards, depending on whether the termination is during a change in control period.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Executive Employment Agreement dated June 30, 2014

99.1	Press Release dated July 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEIDOS HOLDINGS, INC.

By:	/s/ Vincent A. Maffeo
	Name:	Vincent A. Maffeo
	Title:	Executive Vice President and General Counsel

LEIDOS, INC.

By:	/s/ Vincent A. Maffeo
	Name:	Vincent A. Maffeo
	Title:	Executive Vice President and General Counsel

Dated: July 1, 2014